Exhibit 6

Lock-Up Agreement

June 14, 2013

CVSL Inc.

2400 N. Dallas Parkway, Suite 230

Dallas, Texas 75093

Gentlemen:

This Lock-Up Agreement is being delivered to you in connection with the shares of common stock, $0.0001 par value per share (“Common Stock”) of CVSL Inc., a Florida corporation (“CVSL”) owned by The Tamala L. Longaberger Revocable Trust (“Shareholder”), which owns a total of 32,500,000 shares of Common Stock (the “Trust Shares”).  The Trust Shares were acquired on the date set forth above pursuant to the conversion in full on such date of a Convertible Subordinated Promissory Note, dated March 15, 2013, in the original principal amount of $6,500,000, issued by CVSL to Shareholder.

Subject to the immediately following paragraph, Shareholder agrees that, with respect to the Trust Shares (the “Lock-Up Shares”), for a six (6) year period beginning on the date hereof and extending until 11:59 AM (Eastern Standard Time) on June 14, 2019 (the “Lock-Up Period”), Shareholder will not, without the prior written consent of CVSL, directly or indirectly (i) sell, assign, or transfer, offer to sell, assign, or transfer, contract or agree to sell, assign, or transfer, lend, hypothecate, pledge, encumber, grant any option or right to purchase or otherwise dispose of or agree to dispose of; or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to all or any of the Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to one or more other persons or entities, in whole or in part, any of the economic consequences of ownership of all or any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or clause (ii).

Commencing June 14, 2014, Shareholder may, during each full calendar month of the then remaining portion of the Lock-Up Period (the “Specified Period”), sell, assign, transfer, deliver or otherwise dispose of up to (but not more than) 100,000 of the Lock-Up Shares if, and only if, the market capitalization for CVSL is at least an average of $500,000,000 during the twenty (20) consecutive trading days ended immediately before the first day of each such calendar month (the “Permitted Monthly Distributions”).

The second and third full paragraphs above shall not apply to:

(i)            the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sale or other transfer of all or any of the Lock-Up Shares, provided that (a) such plan does not provide for the transfer of any of the Lock-Up Shares during the Lock-Up Period (except that such plan may provide for Permitted Monthly Distributions during the Specified Period) and (b) no filing by any person or entity under the Exchange Act or public announcement is required in connection with the establishment of such plan during the Lock-Up Period; or

(ii)           the conversion or exchange of all or any of the Lock-Up Shares upon (a) exercise of a right to convert or exchange shares of Common Stock held by all holders of shares of Common Stock in a share or securities exchange transaction authorized or approved by the board of directors of CVSL or (b) the conversion or exchange of shares of Common Stock held by all holders of shares of Common Stock in a merger or consolidation to which CVSL is a party, provided (in either case) that any and all securities received by Shareholder as the result of such conversion or exchange shall remain subject to the restrictions set forth in this Lock-Up Agreement during the Lock-Up Period.

Shareholder hereby authorizes CVSL and its transfer agent, during the Lock-Up Period, to place stop-transfer restrictions on the stock register and other records relating to the Lock-Up Shares and to decline or refuse any transfer of any of the Lock-Up Shares that would constitute a breach or violation of this Lock-Up Agreement.

Shareholder hereby represents and warrants that it has full power and authority to enter into this Lock-Up Agreement and that, upon request, it will execute any additional documents necessary to ensure the validity or enforcement of this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred, and all obligations of Shareholder herein, are irrevocable and shall be binding upon the successors and assigns of Shareholder.

This Lock-Up Agreement shall be governed by, enforced under, and construed in accordance with the internal laws of the State of Texas.

[Signature Page Follows]

Yours very truly,

The Tamala L. Longaberger Revocable Trust

By:
		Name:	Tamala L. Longaberger
		Title:	Trustee

Accepted and agreed:

CVSL Inc.

By:	/s/ Kelly Kittrell
Name:	Kelly Kittrell
Title:	CFO